FOR IMMEDIATE RELEASE

Portillo’s Announces Leadership Transition

Board Chairman Michael A. Miles, Jr. Appointed as Interim CEO, Effective Immediately

Eugene (Gene) I. Lee, Jr. Appointed as Lead Independent Director

CHICAGO, September 22, 2025 -- Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today announced that its Board of Directors has appointed Chairman of the Board Michael A. Miles, Jr., as Interim Chief Executive Officer (CEO), effective immediately. Mr. Miles succeeds Michael Osanloo, who has departed the Company as President and CEO and as a member of the Board of Directors. Mr. Osanloo will support the transition as a Special Advisor to Mr. Miles and the Board over the next 90 days.

The Board of Directors has established a Search Committee, comprised of Directors Paulette Dodson, G.J. Hart, Eugene (Gene) I. Lee, Jr., and Michael A. Miles, Jr., and will be assisted by a leading executive search firm in conducting a comprehensive search process to identify the Company’s next CEO.

Mr. Miles brings extensive leadership experience in the retail and restaurant industries. He previously served as President and Chief Operating Officer of Staples and Chief Operating Officer of Pizza Hut with Yum! Brands, after beginning his career at Bain & Co. He has served as Chairman of the Board at Portillo’s since 2014 and was Interim Chief Executive Officer from 2014 to 2015.

“On behalf of the full Board, I want to thank Michael for his leadership over the last seven years and the role he played in guiding the company through its IPO and expansion to new markets,” said Mr. Miles. “The Portillo’s brand resonates deeply with our guests, but our recent performance has not measured up to expectations. After careful consideration, the Board believes, and Michael agrees, that now is the right time for a leadership transition. We are grateful to Michael for his many contributions to the business and wish him all the best in his future endeavors.”

Mr. Miles continued, "I look forward to working with the leadership team and Board while we conduct our search to help grow shareholder value while continuing to deliver a one-of-a-kind experience for both new and loyal Portillo’s guests.”

Mr. Osanloo commented, "Leading Portillo's has been one of the great honors of my career. I am so thankful to my leadership team and all our team members whose hard work and heart make this brand iconic. Together, we achieved so much, and I will always carry immense pride in having been part of the Portillo's family."

Mr. Lee has been appointed by the Board to serve as Lead Independent Director during this transition period. Mr. Lee served as CEO at Darden Restaurants from 2015 to 2022 and as Chairman of the Darden Board from 2021 to 2023.

About Portillo’s
Portillo’s (NASDAQ: PTLO) is a one-of-a-kind brand that has grown from a small hot dog trailer in Chicago to more than 90 restaurants across 10 states. Known for its unique menu of craveable Italian beef sandwiches, Chicago-style hot dogs, char-grilled burgers, fresh salads and iconic chocolate cake, Portillo’s is beloved in both its home of Chicagoland and across new and growing markets. Portillo’s operates a company-owned model of not just restaurants – but experience-focused destinations that blend dine-in, drive-thru, takeout and delivery to serve our guests with the food they crave. And now, after six decades of success and counting, Portillo’s is on a mission to bring its iconic food and unforgettable dining experience to guests across the country.

Investor Contact:
Chris Brandon, Vice President of Investor Relations
312.931.5578
cbrandon@portillos.com

Media Contact:
Sara Wirth, Director of PR & Communications
press@portillos.com